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                                                                     EXHIBIT 4.7





                          THE WILLIAMS COMPANIES, INC.
                6% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2005


No. 1                               $360,000,000 Principal Amount 6% Convertible
                                                Subordinated Debentures Due 2005


         The Williams Companies, Inc., a corporation duly organized and existing under the laws of the State of Delaware (herein called the "Company"), for value received, hereby promises to pay to Williams Holdings of Delaware, Inc. ("Williams Holdings"), or registered assigns, the principal sum of THREE HUNDRED SIXTY MILLION DOLLARS ($360,000,000) on April 15, 2005, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, semiannually on October 15 and April 15 of each year, commencing October 15, 1995, on said principal sum in like coin or currency, at the rate per annum specified in the title of this Convertible Subordinated Debenture from April 15, 1995, until payment of said principal sum has been made or duly provided for; that payment of interest shall be made by check mailed to the address of Williams Holdings as such address may be indicated to the Company in writing from time to time.

         The indebtedness represented by this Convertible Subordinated Debenture and the payment of principal of and interest thereon is subordinated in right of payment to the prior payment in full of senior indebtedness of the Company.

         Reference is made to the further provisions of this Convertible Subordinated Debenture set forth on the reverse hereof. Such further provisions shall for all purposes have the same effect as though fully set forth at this place.
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                                 (Reverse Side)


         No reference in this Convertible Subordinated Debenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Convertible Subordinated Debenture in the manner, at the respective times, at the rate and in the coin or currency herein prescribed.

         This Convertible Subordinated Debentures may be redeemed, at the option of the Company, as a whole or from time to time in part, at any time after April 15, 2000, and prior to maturity, upon the notice referred to below, at the following redemption prices (expressed in percentages of the principal amount) together with accrued interest to the date fixed for redemption:

         If Redeemed during
         the 12-Month Period                      Percentage of
          beginning April 15                     Principal Amount
         -------------------                     ----------------
                   2000   . . . . . . . . . . . .      103.0
                   2001   . . . . . . . . . . . .      102.4
                   2002   . . . . . . . . . . . .      101.8
                   2003   . . . . . . . . . . . .      101.2
                   2004   . . . . . . . . . . . .      100.6
                   2005   . . . . . . . . . . . .      100.0

         Notice of redemption shall be given to Williams Holdings of Convertible Subordinated Debentures to be redeemed as a whole or in part, by mailing a notice of such redemption not less than thirty nor more than sixty days prior to the date fixed for redemption.

         Subject to and upon compliance with the terms hereof, at the option of Williams Holdings, any Convertible Subordinated Debenture may, at any time prior to the close of business on April 15, 2005, (unless the Convertible Subordinated Debentures have been called for redemption), be converted into duly authorized, validly issued, fully paid and nonassessable shares of Common Stock of the Company, at the rate of 25.9185 shares of Common Stock for each $1,000 principal amount of Convertible Subordinated Debentures, or, in case an adjustment in the conversion rate has taken place, at the then applicable conversion rate as adjusted.

         In order to exercise the conversion privilege, Williams Holdings shall deliver such Convertible Subordinated Debenture to the Company together with the notice of election to convert set out below.

         A conversion into Common Stock shall be deemed to have been effected immediately prior to the close of business on the day on which such conversion notice shall have been received by the Company and such Convertible Subordinated Debenture shall have been delivered as aforesaid, and at such time the rights of the holder of such Convertible Subordinated Debenture shall cease, and the
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person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable or deliverable upon conversion shall be treated for all purposes as the record holder or holders of such Common Stock at such time; provided, however, that no such delivery on any date when the stock transfer books of the Company shall be closed shall be effective to constitute the person or persons entitled to receive shares of Common Stock upon such conversion as the record holder or holders of such shares of Common Stock on such date, but such delivery shall be effective to constitute the person or persons entitled to receive such shares of Common Stock as the record holder or holders thereof for all purposes on the next succeeding day on which such stock transfer books are open. As promptly as practicable after the receipt of such conversion notice and the delivery of such Convertible Subordinated Debenture as aforesaid, the Company shall cause to be issued and delivered to Williams Holdings, a certificate or certificates for the number of duly authorized, validly issued, fully paid and nonassessable full shares of Common Stock issuable or deliverable upon conversion of such Convertible Subordinated Debenture. No payment or adjustment shall be made upon any conversion on account of any interest accrued on the Convertible Subordinated Debentures surrendered for conversion or on account of any dividends on the Common Stock issued or delivered upon conversion.

         No fractional shares of Common Stock shall be issued or delivered upon conversions of Convertible Subordinated Debentures. If the conversion of any Convertible Subordinated Debentures would result in the issuance of a fractional share, an amount equal to such fraction multiplied by the closing price of the Common Stock reported as New York Stock Exchange Composite Transactions (the "Closing Price"), on the date on which conversion becomes effective shall be paid in cash by the Company which is expressly authorized to value fractional shares without actual purchase or sale on the basis of such Closing Price of the Common Stock.

         The rate at which Convertible Subordinated Debentures may be converted into shares of Common Stock, in effect at any time, shall be subject to adjustment as follows:

                 (a) In case the Company shall (a) pay or make a dividend or other distribution on its Common Stock in stock of the Company, (b) subdivide its outstanding shares of Common Stock, (c) combine the outstanding shares of its Common Stock into a smaller number of shares, or (d) issue by reclassification of its Common Stock (whether pursuant to a merger or consolidation or otherwise) any shares of stock of the Company, then the holder of any Convertible Subordinated Debenture shall be entitled to receive, upon the conversion of such Convertible Subordinated Debenture, the number of shares of stock of the Company which he would have owned or have been entitled to receive after the happening of any of the events described above had such Convertible Subordinated Debenture been converted immediately prior to the happening of such
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         event.  Such adjustment shall be made whenever any of the events listed above shall occur. An adjustment made pursuant to this subsection (a) shall become effective retroactively, as of immediately after the opening of business on the day following the record date for the determination of the shareholders entitled to receive such dividend or other distribution, with respect to conversions made subsequent to the record date in the case of a dividend or other distribution, and shall become effective immediately after the opening of business on the day following the effective date in the case of a subdivision, combination or reclassification.

                 (b) In case the Company shall issue rights or warrants to the holders of its Common Stock as such (other than pursuant to any dividend reinvestment or similar plan entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share of the Common Stock (as defined in subsection (d) below)) on the record date for determination of shareholders entitled to receive such rights or warrants, then in each such case the number of shares of Common Stock into which each $1,000 principal amount of Convertible Subordinated Debentures shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such principal amount of Convertible Subordinated Debentures was theretofore convertible by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of shares of Common Stock outstanding on the date of issuance of such rights or warrants plus the number of shares which the aggregate offering price of the total number of shares so offered would purchase at such current market price per share of Common Stock. For the purposes of this subsection (b), the issuance of rights or warrants to subscribe for or purchase stock or securities convertible into shares of Common Stock shall be deemed to be the issuance of rights or warrants to purchase the shares of Common Stock into which such stock or securities are convertible at an aggregate offering price equal to the aggregate offering price of such stock or securities plus the minimum aggregate amount (if any) payable upon conversion of such stock or securities into Common Stock. Such adjustment shall be made whenever any such rights or warrants are issued, and shall become effective retroactively with respect to conversions made subsequent to the record date for determination of shareholders entitled to receive such rights or warrants. For the purposes of this subsection (b), the number of shares of Common Stock at any time outstanding shall not include shares held in the treasury of the Company but shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.
         The Company will not issue any rights or warrants in respect of
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         shares of Common Stock held in the treasury of the Company except with respect to any dividend reinvestment or similar plan.

                 (c) In case the Company shall distribute to holders of its Common Stock (whether pursuant to a reclassification, merger or consolidation or otherwise) evidences of its indebtedness or assets, then in each such case the number of shares of Common Stock into which each $1,000 principal amount of Convertible Subordinated Debentures shall thereafter be convertible shall be determined by multiplying the number of shares of Common Stock into which such principal amount of Convertible Subordinated Debentures was theretofore convertible by a fraction, the numerator of which shall be the current market price per share of the Common Stock (as defined in subsection (d) below) on the record date for determination of shareholders entitled to receive such distribution, and the denominator of which shall be such current market price per share of the Common Stock less the fair value (as determined by the Board of Directors of the Company, whose determination shall be conclusive, and described in an officers certificate) of the portion of the assets or evidences of indebtedness so distributed or of such subscription rights applicable to one share of the Common Stock. Such adjustment shall be made whenever any such distribution is made. An adjustment made pursuant to this subsection
         (c) shall become effective retroactively, as of immediately prior to the opening of business on the day following the record date for the determination of shareholders entitled to receive such distribution, with respect to conversions made subsequent to the record date in the case of a distribution other than pursuant to a reclassification, and shall become effective immediately prior to the opening of business on the day following the effective date in the case of a reclassification.

                 (d) For the purposes of any computation hereunder, the current market price per share of Common Stock on any date shall be deemed to be the average of the daily Closing Prices for the 30 consecutive full trading days commencing 45 full trading days before the day in question. For the purposes of this subsection (d), the term "trading day" shall mean each Monday, Tuesday, Wednesday, Thursday and Friday, other than any day on which securities are not traded on the principal United States market for the Company's Common Stock.

                 (e) No adjustment in the conversion rate shall be required unless such adjustment (plus any adjustments not previously made by reason of this subsection (e)) would require an increase or decrease of at least 1 percent in such rate; provided, however, that any adjustments which by reason of this subsection (e) are not required to be made shall be carried forward and taken into account in any subsequent
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         adjustment.  All calculations hereunder shall be made to the nearest one-hundred thousandth of a share.

                 (f) The certificate of any independent firm of public accountants of recognized standing selected by the Board of Directors shall be evidence of the correctness of any computation made hereunder.

                 (g) Anything hereunder to the contrary notwithstanding, the Company shall be entitled to make such adjustments in the conversion rate, in addition to those hereinabove required, as shall be determined by the Board of Directors to be advisable in order to avoid taxation so far as practicable of any dividend or distribution of stock or subdivision, reclassification or combination of stock, issuance of rights or warrants, or any similar transaction or any event treated as a distribution of stock or stock rights to its shareholders for United States federal income tax purposes to the recipients.

         In case of any consolidation or merger of the Company with any other corporation (regardless of which corporation is the survivor of the merger), as a result of which holders of Common Stock shall be entitled to receive stock, cash, securities or property with respect to or in exchange for Common Stock, or in case of any sale or transfer of all or substantially all of the property and assets of the Company, the Company (if it is the survivor of the merger), the corporation formed by such consolidation or with which the Company shall have been merged or the person which shall have acquired by sale or transfer such property and assets, as the case may be, shall provide that the holder of each Convertible Subordinated Debenture then outstanding shall have the right, during the period such Convertible Subordinated Debenture shall be convertible as specified herein, to convert such Convertible Subordinated Debenture into the kind and amount of securities (which may continue to be Common Stock, depending on the terms of the transaction), cash or property receivable upon such consolidation, merger, sale or transfer by a holder of the number and kind of shares of Common Stock of the Company into which such Convertible Subordinated Debenture might have been converted immediately prior to such consolidation, merger, sale or transfer.

         The Company covenants and agrees that it will at all times have and keep available out of its Common Stock (whether authorized but unissued shares reserved by it free from preemptive rights or issued shares which have been reacquired by it) the number of full shares of Common Stock which shall from time to time be deliverable upon the conversion of all outstanding Convertible Subordinated Debentures as provided herein; provided, however, that such number of shares of Common Stock to be kept available by the Company may be reduced by the number of shares of Common Stock no longer required as the result of the redemption of Convertible Subordinated Debentures pursuant to the terms hereof, computed as
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if at the time of computation all outstanding Convertible Subordinated
Debentures were held by a single holder.

         The Company shall in good faith and as promptly as possible endeavor to cause all registrations with, and to obtain any approval by, any governmental authority under any Federal or state law of the United States of America that may be required before the shares of Common Stock may be lawfully issued or transferred and to list the shares of Common Stock required to be delivered upon conversion of Convertible Subordinated Debentures prior to such delivery on each United States national securities exchange on which the outstanding Common Stock is listed at the time of such delivery.



                         NOTICE OF ELECTION TO CONVERT


         The undersigned holder of this certificate hereby irrevocably exercises the option to convert $________ principal amount of Convertible Subordinated Debentures evidenced by this certificate into such number of shares of Common Stock of The Williams Companies, Inc., as provided under the terms hereof, and directs that the shares deliverable upon the conversion be registered in the name of and delivered, together with a check in payment for any fractional share, to the undersigned unless a different name has been indicated below. If shares are to be registered in the name of a person other than the undersigned, the undersigned will pay all transfer taxes payable with respect thereto. If the principal amount of Convertible Subordinated
Debentures indicated above is less than the principal amount of such
Convertible Subordinated Debentures evidenced by this certificate, the undersigned directs that the Company issue to the undersigned, unless a different name is indicated below, a new certificate evidencing the balance of the principal amount of the Convertible Subordinated Debentures not surrendered hereby.
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Dated:                                       Fill in for registration of Shares
                                             if to be delivered other than to
                                             and in the name of the Registered
                                             Holder:

Name_________________________________
    (Please Print Name and Address)

_____________________________________
Identification Number                         Social Security or other Taxpayer


Signature____________________     Name_______________________________

Address______________________     Address____________________________
         NOTE: The above signature should correspond exactly with the name on the face of this Certificate or with the name of assignee appearing in assignment form below.





                                   The Williams Companies, Inc.



                                   By   /s/ Jack D. McCarthy
                                      -------------------------------
                                            Jack D. McCarthy
                                         Senior Vice President
ATTEST:



 /s/ David M. Higbee
- ------------------------
     David M. Higbee
        Secretary